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                                                                  EXHIBIT 5.2(a)


                  [LANE POWELL SPEARS LUBERSKY LLP LETTERHEAD]






                               February 27, 1998


Crystal Springs Drinking Water, Inc.

Cullyspring Water Co., Inc.
One Landmark Square
Stamford, Connecticut 06901


Ladies and Gentlemen:


         We refer to the offer of Sparkling Spring Water Group Limited (the "Issuer") and Cullyspring Water Co., Inc. and Crystal Springs Drinking Water, Inc. (the "Guarantors") to exchange $1,000, aggregate principal amount of 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (the "Exchange Notes") (together with the related guarantees of the Guarantors), for each $1,000 aggregate principal of the outstanding unregistered 11-1/2% Senior Subordinated Notes due 2007 of the Issuer (together with the related guarantees of the Guarantors), which Exchange Notes (and the related guarantees of the Guarantors) are the subject of the Registration Statement on Form F-4, to which this opinion is an Exhibit, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") (the "Registration Statement").



         In connection herewith, we have examined the Indenture, dated as of November 19, 1997 among the Issuer, the Guarantors and Bankers Trust Company as trustee ("Trustee") (the "Indenture"), the First Supplemental Indenture, dated as of February 1, 1998, among the Trustee Crystal Springs of Seattle, Inc. and Crystal Springs Drinking Water, Inc., and the Exchange Notes (and the related guarantees of the Guarantors included therewith) (the Indenture, the Exchange Notes and the related guarantees of the Exchange Notes of the Guarantors are collectively referred to herein as the "Documents"), together with such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have not participated in the preparation of the Registration Statement, and express no opinion as to the quality of the disclosures contained therein, or to the compliance by the Issuer and the Guarantors with any federal or state securities laws.



         On the basis of the foregoing examination, we advise you that, upon the
(i) Registration Statement becoming effective under the Act, and (ii) qualification of the Indenture under the Trust Indenture Act of 1939, as amended, in our opinion the guarantees of the Exchange Notes by the Guarantors will have been duly authorized by the Guarantors.

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         The foregoing opinion is limited to the laws of the State of
Washington.


         We consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.


                                            Very truly yours,



                                            /s/ LANE POWELL SPEARS LUBERSKY LLP